SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                           AMENDMENT NO. 3
                                  TO
                              FORM SB-2

                        REGISTRATION STATEMENT
                              UNDER THE
                        SECURITIES ACT OF 1933


                        EWEBCENTRAL.NET, INC.
            (Name of small business Issuer in its charter)

       Florida             *_______*             52-2309726

  (State or other      (Primary Standard     (I.R.S. Employer
  jurisdiction of         Industrial        Identification No.)
incorporation or     Classification Code
organization)        Number)

                         411 Lighthouse Drive
                  Palm Beach Gardens, Florida 33410
(Address and Telephone Number of Principal Executive Offices and
                     Principal Place of Business)

                      Guy T. Lindley, President
                        411 Lighthouse Drive
                  Palm Beach Gardens, Florida 33410
                            (561)662-4928
      (Name, Address and Telephone Number of Agent for Service)

                              Copies to:
                       Edward H. Gilbert, Esq.
                       Edward H .Gilbert, P.A.
                  5100 Town Center Circle, Suite 430
                      Boca Raton, Florida 33486

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                   CALCULATION OF REGISTRATION FEE

  Title of    Amount to be   Proposed    Proposed     Amount of
 each class   registered     maximum      maximum     registra-
     of                      offering    aggregate     tion fee
 securities                 price per    offering
to be                        Share (1)   price (1)
registered

Common        1,000,000        $1.00     $1,000,000    $239.00
Stock,        shares
$.0001 par
value

(1)  Estimated solely for purpose of calculating the registration fee.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

             Subject to completion, dated January 8, 2003

                              Prospectus
                        Ewebcentral.net, Inc.

                   1,000,000 shares of Common Stock
                           $1.00 per share

                      Per Share       Minimum         Maximum

Initial Offering             $1.00        $100,000     $1,000,000
Price to Public

Commissions                  $0.00             -0-            -0-

Proceeds to                  $1.00        $100,000     $1,000,000
Ewebcentral.net

This is our initial public offering. There has never been a public market for our common stock and we have arbitrarily determined the offering price.

We are offering the shares on a best efforts basis. We are making the offering through our president, who will not be compensated for offering the shares. Any prospective purchaser will be required to purchase a minimum 1,000 shares. All proceeds from the offering will be deposited into a non-interest bearing special receipts account in our name, and unless we receive paid subscriptions for at least 100,000 shares by March 31, 2003, no shares will be sold and all proceeds held in the special receipts account will be returned to subscribers, without interest. If we receive paid subscriptions for at least 100,000 shares by March 31, 2003, we will transfer those proceeds from the special receipts account to our general operating account. Any proceeds that we receive after the receipt of proceeds from the sale of 100,000 shares will be deposited directly into our general operating account. If we sell at least 100,000 shares by March 31, 2003, we may extend our offering until the earlier of July 31, 2003 or the time that all 1,000,000 shares are sold.

An investment in the shares involves substantial risks and is speculative. See "Risk Factors" beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
 Any representation to the contrary is a criminal offense.

            The date of this prospectus is January 8, 2003
In making a decision whether to buy our common stock, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any different or other information. The information in this prospectus may only be accurate on the date of this prospectus.

                          PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. Before deciding whether to invest in our common stock, you should carefully read the entire prospectus. In this prospectus, references to "we," "us" and "our" refer to Ewebcentral.net, Inc.

Our Proposed Business

We are a development stage company, and we have not yet commenced any meaningful business operations. We have not yet generated any revenues from operations, and we have incurred losses from our inception.

Our mission is to become "America's Corporate Employee Partner" by designing, implementing and maintaining an online employer/employee information service network. To achieve our mission, we intend first to develop an internet site designed to be a commercially viable, dynamic and informative employer/employee news site. Initially, our site will be a limited news digest service that generates its content by selecting the best available information published by others from around the world. We believe that such a digest of key stories will be a valuable resource to site visitors and will serve as the keystone to our internet presence.

We intend to launch our initial internet site through the internet super hub of an undetermined third party based upon the recommendations of Corporate Ventures Network (the "Consultant"). After we launch our initial internet site, we intend to add various types of information relating to employer/employee relations which we intend to benefit both employers and employees. As a result, we anticipate that our site will attract the attention of many national employers as well as a broad spectrum of employees.

We intend to expand our internet presence by constructing a independent internet site. In addition to the news digest service and employer/employee relations information we anticipate will already be provided on our internet site, we expect our independent internet site to include additional types of human resource information; sales and marketing information; additional advertising and promotional information; and information relating to products and services we expect to offer for sale. With these additional offerings, we anticipate our independent web site will enjoy increased audience attention and a larger internet audience, providing us with greater potential for increased revenues.

Corporate Information

We are a Florida corporation formed on April 2, 2001.

Our executive offices are located at 411 Lighthouse Drive, Palm
Beach Gardens, Florida 33410 and our telephone number is (561)
662-4928.

Our Offering

Common stock offered by us      1,000,000 shares.  The minimum
                                purchase is 1,000 shares.

Public offering price of        $1.00 per share.
shares being offered by us

Offering Period                 Unless we receive paid
                                subscriptions for at least
                                100,000 shares by March 31,
                                2003, no shares will be sold
                                and all proceeds will be
                                returned to subscribers,
                                without interest.  If we sell
                                at least 100,000 shares by that
                                date, we may extend our
                                offering until the earlier of
                                July 31, 2003 or the time that
                                all 1,000,000 shares are sold.

Common stock to be outstanding  1,100,000 shares if 100,000
after the offering              shares are sold or 2,000,000
                                shares if 1,000,000 shares are
                                sold.

Use of proceeds                 We intend to use the net
                                proceeds primarily to pay fees
                                to our consultant and to pay
                                for software development,
                                advertising and promotional
                                expenses and other operating
                                expenses, and other general
                                corporate purposes. See "Use of
                                Proceeds."

We initially intend to offer our shares in the states of Florida and New York, although we may expand our offering to other states.

Summary Financial Information


BALANCE SHEET

                                             September 30, 2002

TOTAL ASSETS                                              $44,828

STOCKHOLDERS' EQUITY (Deficiency)                       ($70,081)


INCOME STATEMENT

                              year ended      From Inception to
                              September 30,   September 30, 2002
                              2002

OPERATING EXPENSES            $50,377         $76,207

OTHER EXPENSES - Interest     7,107           8,099

NET LOSS                      ($57,484)       ($84,306)

                             RISK FACTORS

An investment in our common stock involves substantial risks. You should consider carefully the following information about these risks, together with the financial and other information contained in this prospectus, before you decide whether to buy our common stock. If any of these risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, you might lose all or part of your investment.

RISKS RELATED TO OUR PROPOSED BUSINESS

Because we have no operating history and our officer has no prior experience in the management of an internet service company, there is no basis on which you can evaluate our proposed business and prospects.

     * We were incorporated under the name "eWebcentral.net, Inc." on April 2, 2001.

     * We are a development stage company and have never had any significant operations other than preliminary research and testing of our internet products.

Because we are a development stage company our prospects for success must be considered in the light of the extraordinary risks, unforeseen expenses and problems that development stage companies normally encounter.

     * Since we have not commenced operations, the creation, execution and maintenance of our plans for our business operation is based solely upon the opinion of our management, and if we fail to accomplish some or all of our objectives, our business will not develop or grow, and you will lose your investment in the shares.

As a development stage company, we will be required to implement various aspects of our proposed business plan simultaneously and we may not be able to do so.

     * We must successfully complete the research, development and testing of our internet products while overcoming the challenges associated with establishing and maintaining new relationships, implementing our business and marketing strategy, fully implementing our internet site, developing new products, responding to competitive developments, and attracting, retaining and motivating qualified personnel, among other things.

     * If we are successful in developing our internet site, attracting users and selling products, our growth will place a significant strain on our technical, financial and managerial resources. We may have to implement new operational and financial systems and procedures, and controls to expand, train and manage employees and to coordinate our technical, accounting, customer support, finance, marketing and sales staffs.

Our business is based upon establishing strategic relationships for product fulfillment, and if we are unable to establish such relationship our business will not develop.

     * We will not maintain an inventory in any product line and will must establish and maintain strategic relationships with a wide array of vendors and distributors, among others, for all product fulfillment.

Because of the limited capital available to us for the foreseeable future, we may not have sufficient capital to remain in existence.

     * We are obligated to pay our operating expenses as they arise, including required annual fees to the State of Florida. If we sell any of our shares in this offering, we will incur legal and accounting expenses to comply with our reporting obligations to the SEC. If we fail to pay any of the forgoing, we may be forced to cease our business operations.

     * If we receive the proceeds of the sale of the minimum number of our shares, we will not be able to commence our operations, but we anticipate that we will have sufficient funds to pay our obligations for the next six months.

     * If we receive the proceeds of the sale of the maximum number of our shares, we will be able to commence our operations, and we anticipate that we will have sufficient funds to continue our proposed business operations for at least 12 months.

If we need to raise additional funds, the funds may not be available when we need them.

     * To the extent that we require additional funds, we cannot assure you that additional financing will be available when needed on favorable terms, or at all, and if the funds are not available when we need them, we may be forced to terminate our business.

     * If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced; stockholders may experience additional dilution; and those securities may have rights, preferences or privileges senior to those of the rights of the holders of our common stock.

Our plan of operation is dependant upon the Consulting Agreement, but our Consultant can terminate the Consulting Agreement.

     * We are reliant upon our Consultant to be able to implement our business operations.

     * The Consulting Agreement may be terminated by the Consultant upon thirty (30) days prior notice.

     * If our Consultant terminates the Consulting Agreement and we are unable to timely obtain suitable alternative services, we may be forced to cease our business operations.

We must establish and maintain a company identity, create a secure internet infrastructure and development complementary products, and the failure to do so will inhibit our ability to attract visitors to our internet site.

     * We must establish and maintain a company identity, create an internet infrastructure, and develop complementary products in order to attract and expand internet traffic to our internet site and to enable us to create commerce relationships.

     * As part of the development of an internet infrastructure, we must, among other factors, ensure adequate internet security, reliability, ease of access and use, and quality of service, and we will be entirely dependant upon our Consultant and other third parties to accomplish those objectives.

     * As part of the maintenance of an internet infrastructure, we must, among other factors, implement changes in technology and adapt to changes in the online consumer network industry, and we could be required to incur substantial costs, that we are unable to afford, to do so.

     * If we are unable to accomplish any of the forgoing, our business will not develop and you will lose your investment in the shares.

We will be dependent on the Internet as a widely accepted medium for advertising and commerce for the success of our business.

     * Because Internet advertising and electronic commerce are relatively new and rapidly evolving, we can not reliably judge the probability of our prospects of generating revenues from utilizing this method as compared with traditional media sources.

     * We may fail to generate business or lose existing business if our potential or existing customers deem our demographic audience inadequate or that advertising on our website is not cost effective.

     * If our internet model is wrong or ineffective, our business will suffer.

All of our competition is expected to be from larger, established and better financed companies.

     * At such time as we implement our business operations, we believe that substantially all of our competitors will have greater financial resources, technical expertise and managerial capabilities than we do.

     * If we are unable to overcome such competitive advantage we may be forced to cease our business operations.

We currently have no employees other than our officer, and we have no employment agreement with him, he serves on a part time basis and we cannot pay him any compensation.

     * Because our ability is engage in business is dependent upon, among other things, the personal efforts, abilities and business relationships of our officer, if our officer was to terminate employment with us or become unable to provide such services before a qualified successor, if any, could be found our ability to continue in business would suffer.

     * Our current officer does not provide full time services to us, and we will not have full-time management until such time, if any, as we engage employees on a full-time basis.

     * We do not maintain "key person" insurance on our officer, and if our officer was to die or become disabled, we do not have any insurance benefits to defer the costs of seeking a replacement.

We may be unable to attract or retain employees.

     * Competition for personnel in the computer industry is intense. Because of our limited resources, we may not be able to compensate our employees at the same level as our
          competitors.     If we are unable to attract, retain and
          motivate highly skilled employees, our business will suffer.

     * We cannot assure you that we will have the financial resources to hire full-time personnel when they are needed or that qualified personnel will then be available, and if we are unable to do so our business would suffer.

We will have limited ability to protect any intellectual property we create and our business may suffer as a result of our inability to do so.

     * The software we intend to develop for our online consumer network will constitute our intellectual property, and we expect to rely on trade secrets and copyright law, and employee and third-party non-disclosure agreements, among other things, to protect our intellectual property.

     * These measures may not provide meaningful protection, in which case our business would suffer.

If the development of our software we must be careful to avoid infringing upon the intellectual property rights of others.

     * If we were to infringe upon the intellectual property rights of others, we could become subject to lawsuits or be forced to modify our services at a substantial cost, in which case our business would suffer.

Our independent auditor has expressed doubt as to our ability to continue as a going concern.

     * Our Financial Statements have been prepared assuming that we will continue as a going concern, but if we fail to continue as a going concern you will lose your investment in the shares.

     * The report of our independent auditor refers to the uncertainty of our continuing as a going concern.

RISKS RELATED TO THIS OFFERING

We have arbitrarily determined the offering price of our shares.

     * The public offering price for the shares was determined solely by us and bears no relationship to our book value, projected earnings, results of operations, net asset value or any other objective criteria of value.

There has not been and may never be a viable public market for our common stock, and if a viable public market does not develop, you will not be able to sell your shares easily, if at all.

     * There has not been and we cannot predict the extent to which investor interest in our company will lead to the development of a trading market for our shares or how liquid that market might become.

     * The public offering price for the shares may not be indicative of prices that will prevail in the trading market, if one develops. The market price of our common stock, if any, may decline below the public offering price.

The large number of shares eligible for public sale after this offering can be expected to adversely affect the price that will prevail in the trading market, if one develops.

     * If a public market develops for our common stock, sales of significant amounts of our common stock in the public market or the perception that such sales will occur could materially adversely affect the market price of the common stock or our ability to raise capital through future offerings of equity securities.

     * Of the 1,000,000 shares of our common stock currently outstanding, approximately 1,000,000 shares may be eligible for sale in the public market sometime after April, 2002 with certain restriction imposed by Rule 144 and sometime after April 2003, without restriction, unless such shares are purchased or sold by our affiliates.

     * None of the holders of our common stock have agreed in writing, or otherwise to refrain from publicly selling their shares of our common stock.

Investors in the shares will incur substantial immediate dilution.

     * The public offering price of the shares is substantially higher than the net tangible book value per share of the shares immediately after the offering.

     * If you purchase our shares as part of this offering, you will incur immediate dilution of approximately $1.04 in the net tangible book value per share of common stock from the price you paid for the shares if 100,000 shares are sold or $.57 if 1,000,000 shares are sold.

Our Board of Directors may issue shares of "blank check" preferred stock which may result in substantial dilution to Investors.

     * Without further action by the stockholders, our Board of Directors can issue up to 20,000,000 shares of preferred stock, with such dividend rights, conversion rights, voting rights; redemption rights; liquidation preferences and other rights determined appropriate by our Board of Directors.

     * If such preferred stock were issued the holders of our common stock could, among other things, experience substantial dilution, an adverse affect the voting power, dividend receipt and liquidation rights to the holders of our common stock.

The interests of our controlling stockholders could conflict with those of our other stockholders.

     * Unless all of the shares offered are sold, following completion of this offering, our present shareholders will own or control more than a majority of our outstanding common stock; and even if all shares are sold, our present shareholders will own and control fifty percent of our outstanding common stock.

     * These present shareholders may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, amendments to our charter and bylaws and the approval of significant corporate transactions, such as, a merger or a sale of our assets. In addition, that controlling influence could have the effect of delaying, deferring or preventing a change in control of our company.

We have never paid dividends to our shareholders, and we do not anticipate that we will pay any dividends to our shareholders in the foreseeable future.

Our future policy on payment of dividends will be determined by our Board of Directors based upon a consideration of our earnings, if any, our future capital needs and other relevant factors.

We have broad discretion in the application of proceeds, which may increase the risk that the proceeds will not be applied effectively.

     * We have not determined specific uses for portions of the net proceeds. Accordingly, investors will have only limited information about our specific intentions regarding the use of proceeds and will be relying on our management's judgment in connection with our application of those proceeds. Our failure to apply our net proceeds effectively would hamper our ability to succeed in the implementation of our business plans and may cause you to lose your investment in our shares.

Anti-takeover provisions could hinder a potential third-party acquisition.

     * Our Board of Directors may, from time to time, adopt certain provisions of the Florida Business Corporation
          Act, which, if adopted, could delay, discourage or prevent a change in control.

     * Adoption of such provisions, could discourage bids for our common stock at a premium over the market price; could adversely affect the market price, if any, of our common stock; and could adversely affect the voting and other rights of the holders of our common stock.

                     FORWARD-LOOKING STATEMENTS

Many statements made or incorporated by reference in this prospectus are "forward-looking statements". These forward-looking statements include statements about:
     *    our ability to make an acquisition

     *    our capital needs

     *    the competitiveness of the business in our industry

     *    our strategies

     *    other statements that are not historical facts

When used in this prospectus, the words "anticipate," "believe," "expect," "estimate," "intend" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including:

     *    changes in general economic and business conditions

     *    actions of our competitors

     *    the time and expense involved in development activities

     *    changes in our business strategies

     * other factors discussed in the "Risk Factors" section and elsewhere in this prospectus.

The forward-looking statements in this prospectus reflect what we currently anticipate will happen. What actually happens could differ materially from what we currently anticipate will happen. We are not promising to make any public announcement when we think forward-looking statements in this prospectus are no longer accurate whether as a result of new information, what actually happens in the future or for any other reason.

                           USE OF PROCEEDS

The proceeds we will receive from the sale of 100,000 will be $100,000 or $1,000,000 if 1,000,000 shares are sold. We will not utilize any portion of the proceeds unless we sell 100,000 shares. We intend to use the proceeds in the order of priority shown in the following table:

                  Amount if   Amount if  Amount if   Amount if
                  100,000     500,000    750,000     1,000,000
                  shares are  shares     shares are  shares are
                  sold        are sold   sold        sold

Gross Proceeds    $100,000    $500,000   $750,000    $1,000,000

Estimated
offering expenses $32,000     $32,000    $32,000     $32,000

General and
administrative
expenses,
including legal
and accounting
fees and
administrative    $5,000      $5,000     $5,000      $5,000
support expenses
incurred in
connection with
our reporting
obligations to
the SEC

Repayment of
debt due          $0          $28,000    $28,000     $28,000

Payment of
liabilities       $0          $50,000    $75,000     $100,000

Payment of
Consulting Fees   $0          $50,000    $75,000     $100,000

Working capital   $63,000     $335,000   $535,000    $735,000


Our officers and directors have verbally agreed to bear the expenses of the offering until the time, if any, that funds are available to us from this offering. Our legal fees in connection with this offering are $25,000. We cannot now estimate our future legal fees. In the event that we sell 500,000 shares or more we intend to repay $28,000 of our debt outstanding under certain notes payable to Longview Partners Group, Inc. ("Longview"). Our aggregate principal indebtedness to Longview is $70,000. The notes bear interest at the rate of 14% per annum, and each such note has a term of two years from its date of execution, but provides that Longview may make a demand for payment at any time after one year from the date of execution. We utilized the proceeds of the notes for working capital purposes.

Pending use, we intend to invest the proceeds received in one or more of the following:

     * an obligation that constitutes a "deposit," as that term is defined in section 3(1) of the Federal Deposit
          Insurance Act;

     *    securities of any qualifying money market mutual fund; or

     * securities that are direct obligations of or obligations guaranteed as to principal or interest by the United States; provided the securities can be readily sold or otherwise disposed of for cash at the time required without any dissipation of offering proceeds invested.

                           DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Future dividends, if any, will be determined by our Board of Directors. In addition, we may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

DILUTION

                                      Amount if    Amount if
                                      100,000      1,000,000
                                      shares are   shares are
                                      sold         sold

Net tangible book value per share on        ($0.11)       ($0.11)
September 30, 2002

Net tangible book value per share on        ($0.04)         $0.43
September 30, 2002 if the shares
were sold on that date

Amount of increase in net tangible            $0.07         $0.54
book value per share attributable to
cash payments made by purchasers of
the shares being offered

Amount of the immediate dilution              $1.04         $0.57
from the public offering price that
will be absorbed by purchasers

Cash contribution of purchasers            $100,000    $1,000,000

Cash contribution of officers,                 $100          $100
directors, founders and affiliates

Price per share paid by officers,           $0.0001       $0.0001
directors, founders and affiliates

Price per share to be paid by                 $1.00         $1.00
purchasers of shares in this offering

The immediate and substantial dilution could adversely affect the value of the shares.

                    MANAGEMENT'S PLAN OF OPERATION

The following should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors." Our objectives are to design, implement and maintain an online employer/employee information service network and to become an e-commerce internet business portal for employer and employee products and services. Since inception, we have focused our efforts on preparing for our initial public offering of our common stock, refining our business plan with the assistance of our Consultant, developing contacts within the business sector we intend to target, conducting research into industry related news and information services and with the assistance of our Consultant, planning for the development of our website.

We have not had any revenues since inception, and our ability to continue as a going concern is dependent upon receipt of sufficient proceeds from this offering. In view of the limited amount of funds available to us, if we do not obtain sufficient proceeds from this offering we may exhaust our limited financial resources before our objectives have been accomplished.

Until we receive proceeds from this offering we intend to continue undertaking activities similar to those we have undertaken since our inception. If we receive the proceeds of the sale of the minimum number of our shares from this offering, we will not be able to commence our operations, but we anticipate that we will have sufficient funds to pay our obligations for the next six months. To the extent that we require additional funds, we cannot determine whether additional financing will be available when needed on favorable terms, or at all, and if the funds are not available when we need them, we may be forced to terminate our business.

If we receive the proceeds of the sale of the maximum number of our shares, we will be able to commence our operations and we expect to accomplish the following objectives over the next twelve months:

     * We hope to complete development of our website by the end of the first quarter of 2003 at an anticipated cost of $35,000.00. As part of developing of our website, we expect to assemble content for the website; undertake graphic design and page layout for web pages, including but not necessarily limited to an ewebcentral.net page, a products and services page, a description of management page and a contact us page; and at such time as website content is determined, undertake integration of the content of products services into website and create customer payment options.

     * During the third and fourth quarter of 2002 we continued our research consisting of the collection and pooling of certain employer/employee information available from various Federal, State and non-governmental agencies. We anticipate that we will obtain information from, but not limited to the Bureau of Labor Statistics, various chambers of commerce and other industry related groups at an anticipated cost of $20,000.

     *    We hope to become an associate member of the National
          Association of Professional Employers by the end of the first quarter of 2003 at an anticipated initial cost of $2,000.

     * After development of our website and during the first and second quarters of 2003, we hope to have our website running, to finalize the development of our sales and marketing strategies and to hire up to four employees for our sales and marketing department at an anticipated expenditure of $75,000. During the such period we, likewise, expect to refine our previously completed website development.

     * During the third quarter of 2003, we hope to begin intensive customer and strategic partner solicitation through our sales and marketing department and embark upon a limited advertising campaign designed to attract visitors to our site. We intend to focus, initially, on companies with 10-50 employees. Thereafter, we hope to broaden our focus to companies with up to 100 employees, and thereafter, on companies with up to 500 employees. We have not yet determined the exact nature of the intended advertising campaign, but we anticipate that such a campaign will require funds in excess of $200,000 and will be concentrated on companies with between 10 and 50 employees.

     * During the third quarter of 2003, we hope to continue to enhance and expand our website. We have not yet determined the nature or extent of such enhancements, but we anticipate that such enhancements will require funds in excess of $100,000.

     * During the third quarter of 2003, we hope to have our website up and running and to generate revenue as a result. We have not yet developed any projections of any such anticipated revenues, but we expect to do so during the second quarter of 2003.

If we receive the proceeds of the sale of the maximum number of our shares and are able to commence our operations, we expect to develop certain products(our proposed products are described in more detail under the caption entitled "The Products" under the Proposed
Business section of this prospectus)as follows:

     * Newsletter Subscriptions. We anticipate that the time frame for launch of our newsletter subscription would be the third quarter of 2003. In order to accomplish the launch of our newsletter subscriptions we must undertake and complete collection and pooling of employer/employee news and information and complete our website.

     * News Service. We anticipate that the time frame for launch of our news service would be the third quarter of 2003.
          In order to accomplish the launch of our news service we must undertake and complete collection and pooling of employer/employee news and information and complete our website.

     * Video and Audio Tapes. We anticipate that the time frame for launch of our ability to offer and sell video and audio tapes would be the fourth quarter of 2003. In order to accomplish the launch of our video and audio tape sales, we must successfully negotiate with audio and video tape producers of employer/employee information for available audio and video tapes and for production of company-branded products and complete our website.

     * On-Line Store. We anticipate that the time frame for launch of our on-line store would be the fourth quarter of 2003 to the first quarter of 2004. In order to accomplish the launch of our on-line store, we must successfully complete implementation of our newsletter subscription product, our news service product and our audio and video products.

     * Get Listed. We anticipate that the time frame for launch of our "Get Listed" program would coincide with the launch of our on-line store during the fourth quarter of 2003 to the first quarter of 2004. In order to accomplish the launch of our "Get Listed" program, we must successfully complete implementation of our newsletter subscription product, our news service product, our audio and video products and our on-line store.

If we sell less than the maximum amount of our shares offered in connection with this offering will may not have sufficient funds to complete any or all of our objectives, and we anticipate that our operations, if any, related to these activities may be hampered by our limited resources. To the extent that we require additional funds, we may not be able to obtain such funds and we may be forced to terminate our business. We are unable to adequately predict what, if any, of our objectives will be met, if we sell more than the minimum amount of our shares offered in connection with this offering but less than the maximum amount, but we expect to undertake and complete as many of those objectives as possible. We can provide no assurance that the accomplishment by us of less than all of our objectives will produce any meaningful benefit for us. Other than the foregoing, we do not expect to purchase or sell any significant equipment and do not expect any significant changes in the number of our employees.

                          PROPOSED BUSINESS

Background

We are a Florida corporation formed under the name of "Ewebcentral.net, Inc" on April 2, 2001.

Our mission is to become "America's Corporate Employee Partner" by designing, implementing and maintaining an online employer/employee information service network. To achieve our mission, we intend first to develop an internet site designed to be a commercially viable, dynamic and informative employer/employee news site. Initially, our site will be a limited news digest service that generates its content by selecting from the public domain the best available information published by others, subject to our ability to utilize such information without infringing upon any legal right of the creator of such content. To the extent that such content is not available to us as part of the public domain, we will seek from the creator of such content the right make use of such content. In connection with any content that is available as a part of the public domain, we intend observe applicable laws associated with our use of such content. We currently do not have any agreements with any owner of any content relating to our proposed use thereof. We expect to obtain certain of our content from web sites operated by such sources as the Bureau of Labor and Statistics, the Department of Labor, the House Committee on Education and the Workforce and the Senate Committee on Health, Education, Labor and Pensions. We believe that certain information available on such web sites is part of the public domain and will be available for use by us. We believe that a digest of key stories and information will be a valuable resource to visitors to our web site and will serve as the keystone to our internet presence.

We intend to launch our initial internet site through the internet super hub of an undetermined third party based upon the recommendations of our Consultant. After we launch our initial internet site, we intend to add various types of information relating to employer/employee relations which we intend to benefit both employers and employees. We intend to become a one stop shopping site for employer and employee information. As a result, we anticipate that our site will attract the attention of many national employers as well as a broad spectrum of employees.

In addition to the news digest service and employer/employee relations information we anticipate will be provided on our internet site, we expect to include additional types of human resource information; sales and marketing information; additional advertising and promotional information; and information relating to products and services we expect to offer for sale. In connection with our anticipated inclusion of human resource information, we expect to provide content from certain existing internet sites, including but not limited to Benefit News at http://www.benefitnews.com/index.cfm, where articles and news affecting benefits and human resource management are provided; at Benefitslink.com - http://www.benefitslink.com/buzz/new.shtml, where news and articles related to benefit plans, pension and profit sharing, document services, COBRA Questions and Answers, and 403(b)audit guidelines are provided; the Bureau of Labor and Statistics at http://stats.bls.gov/newsrels.htm, where current news relating to the labor industry is provided; at Employee Benefit Research Institute, at http://www.ebri.org/ where news related to public policy involving employer and employee issues is provided and International Foundation of Employee Benefit Plans at http://www.ifebp.org/ where industry news on employee benefit plans is provided. In connection with our anticipated inclusion of sales and marketing information, we expect to accumulate information provided by industry leading professional employer organizations intended to educating employers on the benefits of utilizing the services of a professional employer organization. With these additional offerings, we anticipate our independent web site will enjoy increased audience attention and a larger internet audience, providing us with greater potential for increased revenues.
We have not yet begun any software development. We are currently negotiating with potential software development vendors in connection with our software development requirements, but we have not yet made any determination as to who we expect will develop our software.

We intend that the name of our website will be epeoonline.com. Currently, the name epeoonline.com is registered to Chuck Childers. Chuck Childers is the president of our Consultant and has verbally agreed to transfer all rights to the name epeoonline.com to us upon reimbursement of registration costs, in the approximate amount of $100, paid by Chuck Childers.

The Industry

Growth of the Internet

The internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. Recent studies by Ziff-Davis Market Intelligence report that more than 23 million United States households are connected to the internet, and almost 16 million of those households are participating in electronic commerce. Growth of the internet is expected to be driven by the growing number of personal computers installed in homes and offices, the decreasing cost of personal computers, easier, faster and cheaper access to the internet, improvements in network infrastructure, the proliferation of internet content, and the increasing familiarity with and acceptance of the internet by businesses and consumers. The internet possesses a number of unique characteristics that differentiate it from traditional media: a lack of geographic or temporal limitations; real-time access to dynamic and interactive content; and instantaneous communication with a single individual or groups of individuals. As a result of these characteristics, internet usage is expected to continue to grow rapidly. The proliferation of users, combined with the internet's broad reach and lower cost of marketing, have created a powerful direct sales and marketing channel.

Electronic Commerce

The growth of internet usage overall represents a significant opportunity for businesses to conduct commerce over the internet. One factor fueling this projected growth is the increasing variety of transactions that take place on the internet. Initially, companies focused on facilitating internet transactions between businesses. More recently, however, a number of companies have targeted business-to-consumer transactions. These companies typically use the internet to offer standard products and services that can be easily described with graphics and text and that do not necessarily require the physical presence of the product or service for purchase, such as software, books, music compact discs, videocassettes, home loans, airline tickets, online banking and stock trading. The internet allows these companies to develop one-to-one relationships with customers worldwide without making significant investments in traditional infrastructure such as retail outlets, vendor networks and sales personnel.

The Direct Marketing Opportunity

The same advantages that facilitate the growth of electronic commerce and advertising make the internet a compelling medium for direct marketing campaigns. Direct marketing over the internet uses electronic mail to reach potential buyers, potentially offering them a significantly broader selection of products and services than is available locally. Internet-based direct marketing also allows marketers to rapidly collect meaningful demographic information and feedback from consumers and to use this information to tailor new messages quickly. Registration information typically collected by internet sites and user involvement in topical electronic commerce networks of interest provide additional demographic information. This additional demographic information offers businesses the chance to increase the effectiveness of their direct marketing campaigns, which may translate into higher sales. Furthermore, the costs of direct marketing through electronic mail are dramatically lower than those of traditional direct marketing techniques. As a result, internet-based direct marketing campaigns can be profitable at response rates that are a fraction of the rates for traditional campaigns.

Our Approach To Information Gathering

We intend to use the internet to create a cost-effective employer/employee information service network, and we hope to use that network to solicit and obtain new business for those strategic partners with whom we develop a business relationship. We believe that our strategic partners will include, but will not be limited to professional employer organizations that are currently members of the National Association of Professional Employer Organizations (the "NAPEO"), but we have not yet entered into any discussions, negotiations or agreements with any such anticipated strategic partner. According to the NAPEO, the NAPEO was founded in 1984, and seeks to support the growth and success of its member companies by providing its member companies with valuable educational resources, by acting as the unified voice of the PEO industry in government, and by offering unequaled networking opportunities. Ultimately, we expect that we will create a platform through which we can market our own products. By offering visitors to our site a dynamic and informative employer/employee news and information service and a variety of competitively priced company branded product, we believe that we can create an innovative online sales source with low customer acquisition costs. We anticipate that the key elements of our marketing and development plan will be:

*    Source of Significant Employment Information.

We hope to become "America's Corporate Employee Partner" by designing, implementing and maintaining an online employer/employee information service network that provides dynamic and informative employer/employee news and information. We anticipate that our initial internet site will feature a limited news digest service that will generate its content by selecting the best available information published by others from around the world. We believe that such a digest of key stories is a valuable resource to site visitors and will serve as the keystone to our internet presence.

*    Development of a Detailed Member Database.

We expect to gather a significant base of information about our members through registration information, responses to beta tests and purchasing information obtained from third parties. As our internet site's visitors become members of our online consumer network and as we obtain purchasing history data, we anticipate that we will be able to use this data to target offers, increase our range of product offerings and encourage future transactions and involvement with our online consumer network.

*    Customer Convenience.

We intend to provide attractive electronic commerce opportunities for potential purchasers. We expect our order processing services to be available 24 hours a day, seven days a week, which we anticipate will facilitate "on demand" purchases. In addition, we anticipate that potential purchasers will be able to reach our internet site from either their home or office. Furthermore, we anticipate that our third-party vendors will ship the products purchased on our internet site directly to the address designated by the purchaser, eliminating the need for the purchaser to travel to the product's source and thereby enhancing purchasing convenience, particularly for potential purchasers in rural locations without ready access to retail stores.

The Products

Newsletter Subscriptions

Initially, we expect our newsletter to be offered online and to contain employment news, as well as general news coverage for employers and employees delivered via the internet. Depending upon the success achieved with our internet version of our newsletter, we hope to expand our newsletter to print form to be delivered via facsimile transmission and other traditional sources. We expect the newsletter to be a monthly publication that can be delivered either through the U.S. postal service or via e-mail. We intend to offer a 30 day free trial examination of our newsletter and news service products. After the 30 day free trial period, we intend to charge subscribers a monthly fee based upon the number of employees of such subscriber. We expect to charge a monthly fee of $50 to subscribers with not more than 10 employees; a monthly fee of $50 plus $3 for each employee over ten for subscribers with not more than 50 employees; a monthly fee of $150 plus $2 for each employee over 50 for subscribers with not more than 100 employees; a monthly fee of $250 plus $1.50 for each employee over 100 for subscribers with not more than 500 employees; and a monthly fee of $850 plus $1 for each employee over 500 for subscribers with over 500 employees.

News Service

We anticipate that our customized news service will be designed to provide late breaking news directly to our customers via e-mail. This news service will be designed to meet the needs of employers and employees who require the most current information available.
We expect to derive our breaking news from certain existing internet sites, including but not limited to http://www.benefitsalert.com, where news and information on benefits from a variety of sources are provided; http://www.benefitnews.com/index.cfm; where articles and news affecting benefits and human resource management are provided; http://www.benefitslink.com/buzz/news.html, where news and articles related to benefit plans, pension and profit sharing, document services, COBRA Questions and Answers and 403(b)audit guidelines are provided; http://stats.bls.gov/newsrels.htm, where current news relating to the labor industry is provided; http://www.ebri.org, where news related to public policy involving employer and employee issues is provided and http://www.ifebp.org, where industry news on employee benefit plans is provided.

Video and Audio Tapes

We expect to offer and sell video and audio tapes and to develop and sell company-branded video and audio tapes, in either case, the content of which will be specifically focused toward employer and employee relations. We also expect to create and offer several
special reports of current topics of interest.   We anticipate that
our sources for the video and audio tapes will be from certain existing internet sites, including but not limited to http://www.ahipubs.com;
http://www.business-marketing.com/store/employben.html,
http://www.trainingabc.com/health.htm and
http://www.kellercomp.com/tapes.htm

On-Line Store

Our online store is expected to offer a wide variety of books, magazines, audio and video tapes, and specialty items, as well as, certain company branded books, newsletters and audio and video tapes, and we expect, initially, to obtain such products from the sources described above.

Get Listed

We expect to offer banner advertising and link connections from our internet site to those professional employer organizations willing to enroll in our "Get Listed" program. Our "Get Listed" program is our name for our web-based advertising agreements and is not expected to materially differ from traditional web-based advertising agreements. Once enrolled, such professional employer organization will pay us a monthly membership fee and become a strategic partner, and will be entitled to rent banner advertising space on our website, as well as, establish link connections to the partners home site.

Strategy

One of our objectives is to develop a sizeable internet audience and create an online consumer network that will, after exposure to the products and services we offer, understand and utilize our services.

Our strategy is expected to focus on the following factors:
Growth

We plan to generate revenues by:

     * creating a customer base by providing an informative, up-to-date source of employment services information at no cost to site visitors;

     * offering a broad and expanding array of branded products at competitive and discounted prices;

     * soliciting and obtaining strategic partners will to become members of our "Get Listed" Program; and

     * offering banner advertising space on our website to those strategic partners, as well as, other complementary organizations

Building Strong Company Recognition

We believe that establishing and leveraging our employment information system is critical for our ultimate success. We intend to develop our site recognition through effective marketing and promotion and high-quality customer service. We expect to become a member of the NAPEO. As a member of the NAPEO we will be provided with access to their member data base which we believe includes access over 2,500 professional employer organizations. Initially, we intend to mail and email brochures and other advertising materials, to the extent that we have any of same, exhibiting our products and services to other members of the NAPEO, as an introduction to our products and services. We also expect to contact various chambers of commerce located throughout the country, through direct mail marketing. If our financial circumstances permit, we hope to engage a sales force to initiate personal contact and follow up with members of the NAPEO and the various chambers of commerce and, thereafter, to identify target segments of the public for the purpose of offering and selling our products and services. Promoting Repeat Usage and User Loyalty

We believe that community-based internet sites have the inherent potential to create and retain a loyal user base, particularly when combined with the provision of valuable information and purchasing incentives. We intend to promote repeat usage by continuously expanding our information systems and product offerings.

Future Products and Services

We are developing a wide range of concepts that we believe may enhance our market presence, and we hope to continually develop and implement new and innovative products and services. Currently under consideration are the following concepts:

     * Corporate planning. We hope to develop strategic alliances through our "Get Listed" program with companies specializing in corporate transaction planning. If we are able to develop such alliances, we will provide our internet audience with opportunities to utilize the services of those strategic alliances. If we are able to implement our corporate planning product, we anticipate that the time frame for its launch would occur shortly after the first quarter of 2004. If our "Get Listed" program proves commercially unsuccessful, we believe our opportunity to create strategic alliances would be significantly reduced and we might be unable to commercially launch our corporate planning product.

     * Insurance products. We hope to develop strategic alliances through our "Get Listed" program with companies offering a wide variety of insurance products. If we are able to develop such alliances, we will provide our internet audience with opportunities to obtain the various type of insurance available from those strategic alliances. If we are able to implement our insurance products, we anticipate that the time frame for its launch would occur shortly after the first quarter of 2004. If our "Get Listed" program proves commercially unsuccessful, we believe our opportunity to create strategic alliances would be significantly reduced and we might be unable to commercially launch our insurance product. However, we might consider establishing relationships with licensed insurance professionals to offer various insurance products to our internet audience.

     * Retirement planning. We hope to develop strategic alliances through our "Get Listed" program with companies specializing in retirement planning. If we are able to develop such alliances, we will provide our internet audience with opportunities to participate in the planning alternatives available through such strategic alliances. If we are able to implement our retirement planning products, we anticipate that the time frame for its launch would occur shortly after the first quarter of 2004. If our "Get Listed" program proves commercially unsuccessful, we believe our opportunity to create strategic alliances would be significantly reduced and we might be unable to commercially launch our retirement planning products.

     * Asset planning. We hope to develop strategic alliances through our "Get Listed" program with companies specializing in asset planning. If we are able to develop such alliances, we will provide our internet audience with opportunities to participate in the planning alternatives available through such strategic alliances. If we are able to implement our asset planning products, we anticipate that the time frame for its launch would occur shortly after the first quarter of 2004. If our "Get Listed" program proves commercially unsuccessful, we believe our opportunity to create strategic alliances would be significantly reduced and we might be unable to commercially launch our asset planning products.

     * Electronic Commerce Services. We hope to develop strategic alliances through our "Get Listed" program with companies specializing in the provision of E commerce services. Such companies may include, but may not be limited to, companies providing specialized computer programming and networking services and companies offering the creation and development of an e-commerce presence.
          If we are able to develop such alliances, we will provide our internet audience with opportunities to avail themselves of the services provided by such strategic alliances. If we are able to implement our electronic commerce services, we anticipate that the time frame for its launch would occur shortly after the first quarter of 2004. If our "Get Listed" program proves commercially unsuccessful, we believe our opportunity to create strategic alliances would be significantly reduced and we might be unable to commercially launch our electronic commerce services.

Maintaining and Improving Technological Focus and Expertise
We believe that a highly advanced and well functioning internet site is critical to our ultimate success. We intend to remain committed to internet site reliability and accessibility and to make continuous enhancements to our technology, including upgrading and expanding server and networking infrastructure, increasing fault tolerance and improving internet connections. In addition, we intend to increase the efficiency of our information services, transaction processing and fulfillment operations and the sophistication of our direct marketing campaign management software.

Establishing Vendor Relationships

We anticipate that we will be dependant on third-party vendors and distributors for all product fulfillment and that we will not maintain an inventory in any product line. To the extent that we are able to contract with third party vendors for product volumes that such vendors deem appropriate, we believe that third party vendors will agree to brand certain products exclusively for us. We anticipate that we will have to establish and maintain relationships with a broad range of vendors and distributors in order to offer potential purchasers a substantial product mix at competitive and discounted prices, and that we have to develop a substantial customer base in order to be in a position to obtain any uniquely branded products. Whether or not we have the ability to create our own branded products, our vendor and distributor relationships will be one of the keys to our ability to implement our business plan and make it successful.

Agreements

Consulting Agreement

Our entire initial growth strategy is based upon services that will be provided to us under a consulting agreement (the "Consulting Agreement") that we have entered into with Corporate Ventures Network (our "Consultant"), through which our Consultant will assist us with the administrative implementation of our business plan and the development of our internet presence. The business plan administrative services will include, but will not necessarily be limited to, assistance with internal accounting practices and procedures, assistance with the development of financial goals and coordination with accounting and legal professionals. The internet presence services will include, but will not necessarily be limited to, design, implementation and testing of internet products, design and development of web pages; maintenance of our internet site, advising as to web hosting services, providing certain programming services, providing certain internet technology services; provide certain data management services, and provision of advice as to internet marketing; establishing a company internet identity and presence; and developing an effective internet marketing campaign. The Consulting Agreement is dated April 3, 2001, and was effective for a term of one year, with automatic one year renewal terms thereafter, unless we or the Consultant elects otherwise at least 30 days prior to the expiration of any term. The Consulting Agreement is, however, terminable by either the Consultant or us upon thirty days prior written notice. The Consulting Agreement provides for annual compensation to our Consultant in the amount of $50,000, which sum is payable by us in 24 semi monthly payments. Effective as of November 1, 2002, we and our Consultant agreed to change the terms of the Consulting Agreement whereby the Consulting Agreement continues on a month to month basis and the compensation payable by us to our Consultant is $2,500 per month. The president of our Consultant is Chuck Childers. Mr. Childers and Mr. Lindley, our director, president and secretary are long time friends and have participated together in other business ventures in the past. Mr. Childers does not presently own any of our common stock and is not one of our officers or directors. The relationship between us and our Consultant is based upon the Consulting Agreement, as same was amended as of November 1, 2002 and as may be subsequently amended from time to time, if ever. As of November 30, 2002, we have paid our Consultant $81,667 for services rendered under the Consulting Agreement, and such payments were made possible as a result of our receipt of proceeds from certain notes (as described hereinafter) and from amount of our paid in capital. As of November 30, 2002, no amounts remain unpaid to our Consultant.

Lease Agreement

We have no written lease agreement as to the office space that we occupy. We utilize certain facilities without charge provided to us by our sole director and officer.

Notes Payable

We have executed an aggregate of fourteen unsecured promissory notes in favor of Longview Partners Group, Inc. ("Longview"), a party not affiliated with us or our officer and director. On each of April 19, 2001, May 21, 2001, June 13, 2001, July 20, 2001, August 22,
2001, September 29, 2001, November 14, 2001, December 18, 2001,
January 23, 2002, March 1, 2002, April 15, 2002, May 16, 2002, July
5, 2002 and August 7, 2002, we executed one such promissory note. Each of such notes is in the amount of $5,000 and our aggregate principal indebtedness to Longview is $70,000. Each such note has a term of two years from its date of execution, but provides that Longview may make a demand for payment at any time after one year from the date of execution. Each such note is unsecured, bears interest at the rate of 14% per annum and provides for a 5% late payment penalty as to any amount of interest or principal not paid when due. We hope to timely pay interest on the notes as same become due and to repay the principal on the stated expiration of the term of each note, however, we are not certain that we will be able to do so.

On November 18, 2002, we executed an additional promissory note with Longview for $5,000.00. Such note is upon identical terms to those described immediately above. We utilized the proceeds of such loan for our operating expenses.

Our president, Guy T. Lindley, advance $750.00 to us to pay certain corporate expenses. The loan is not evidenced by a note, does not bear interest and is unsecured. The loan, however, is due upon demand by our president upon us.

Competition

We expect to compete with publishers and distributors of traditional media, including print, radio and televison and internet portal e-commerce business sites. As a news media and information source, we expect to encounter substantial competition for the attention of consumers and advertisers and their associated spending, as well as, competition for parties willing to assume the role of strategic partner through our "Get Listed" program. We anticipate that such competition will increase as more and more small enterprises seek to avail themselves of the business opportunities that the internet presents. We will, likewise, face similar competition for fulfillment of our management and staffing positions. Virtually all of our competitors will have greater financial, marketing and other resources than we do. Accordingly, we expect to face a competitive disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns and other initiatives and in connection with our ability to attract and retain qualified employees. We expect, initially, that only a limited number of vendors, distributors and others willing to deal with a start up enterprise and that will put us at a competitive disadvantage, and we expect, initially, that we may be required to pay a premium, when compared to the cost of the same products to our competitors, for materials and services provided to us. Our ability to successfully compete will depend upon many factors, including the our financial abilities existing from time to time, the timeliness, comprehensiveness and trustworthiness of our content as compared to that of our competitors, our success in developing and implementing effective sales and marketing strategies, and our ability to manage our customer and vendor base. We believe that our business model is innovative and we are not aware of any entity that undertakes its operations in substantially the same manner as intended by us. Accordingly, although we anticipate competition in general, we are unable to determine with any degree of certainty the specific competitive conditions that we may face in the market we intend to service. We, likewise, believe in any event that any competition we face will be from companies with greater resources than we do and that we will be at a competitive disadvantage in responding to any such competition.

Governmental Regulation

There are currently few laws or regulations that are directly applicable to internet access or electronic commerce. However, it is possible that a number of laws and regulations may be adopted with respect to the internet, covering issues such as user privacy, pricing, and characteristics and quality of products and services. The adoption of laws or regulations applicable to our business could decrease the growth of the online consumer network industry or the internet, which could in turn decrease the demand for our services and increase our cost of our doing business. Furthermore, the applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

Employees

We currently have no full-time employees.  Our only employee is Guy
T. Lindley who serves as our sole director, our president, our secretary and our treasurer. We expect that Mr. Lindley will spend as much as thirty hours each week in attending to our business affairs, but Mr. Lindley is not obligated to do so. We expect that Mr. Lindley will, also, be engaged as a consultant to third-party companies engaged in unrelated businesses and that he will devote such portion of his time to such other activities as he may deem necessary. We believe that the time Mr. Lindley intends to devote to our business affairs, along with the services being provided to us by our Consultant, will, initially, be adequate for us to implement our plan of operations. As our business develops and as our financial resources permit, we intend to hire such additional staff as may be necessary to further develop and implement our plan of operations.

Facilities

The Company's principal executive offices are located at 411
Lighthouse Drive, Palm Beach Gardens, Florida 33410.

                              MANAGEMENT

Executive officers and directors

The following sets forth certain information with respect to our executive officers and directors. Each director holds such position until the next annual meeting of our shareholders and until his respective successor has been elected and qualifies.

       Name         Age                 Positions

Guy T. Lindley      56   Director, President, Secretary,
                         Treasurer

Any of our directors may be removed with or without cause at any time by the vote of the holders of not less than a majority of our then outstanding common stock. Officers are elected annual by the Board of Directors. Any of our officers may be removed with or without cause at any time by our Board of Directors.
Dr. Lindley is one of our founders and has held his position with us since our inception.

Guy T. Lindley - Director, President, Secretary, Treasurer

Guy T. Lindley holds a Bachelor of Science degree with a major in corporation finance from Georgia State University, and a doctor of medicine degree from Universidad Eugenia Maria De Hostos, University of Miami School of Medicine (International Studies). He has also participated in the Georgia State University Master in Business Administration program by taking courses in international finance, management and accounting. From 1993 to 1996, Dr. Lindley has served as Executive Vice President and Chief Operating Officer of Conquest Sun Airlines, Inc., where he was involved in the development and management of the certification team for certain aircraft operated by the airline. From 1996 to 2001, Dr. Lindley served as President of Sun Express Group, Inc., a development stage airline company.
Dr. Lindley does not devote his entire time to us. He does intend to regularly to discuss our affairs and to review the status of our business operations. Any conflicts of interest that arise affecting Dr. Lindley and us will be resolved by him in a manner that he deems will be fair. You may not agree with his determination. If you have any doubt about the abilities or integrity of Dr. Lindley, you should not purchase any shares.

Executive Compensation of our Executive Officers

We have no agreements relating to compensation with Dr. Lindley, including consulting agreements. The compensation of our executive officers will be determined by our Board of Directors. Our executive officers have verbally agreed to defer the payment of any compensation from us as an executive officer until the time, if any, that we obtain sufficient capital through this offering or otherwise. We do not presently intend to use any of the proceeds of this offering to compensate our executive officer, except that we intend to reimburse our executive officer for any expenses of the offering paid by him, if any.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 8, 2003 with respect to any person who is known to us to be the beneficial owner of more than 5% of our common stock, which is the only class of our outstanding voting securities and as to each class of our equity securities beneficially owned by our directors and officers and directors as a group:

    Name of Beneficial Owner    Amount of Shares   Approximate
                                Beneficially      Percent of
                                Owned             Class

Guy T. Lindley                       150,000           15.0%
411 Lighthouse Drive
Palm Beach Gardens, FL 33410

James Young                          115,000           11.5%
416 Gulf Road
North Palm Beach, FL 33409


Clara Sneath                         225,000           22.5%
3520 S.W. 104th Avenue
Miami, FL 33165


Greg Rice                            155,000           15.5%
5010 N.E. 141st Avenue
Vancouver, WA 98682


Bonnie Crum                          205,000           20.5%
23 Skyline Drive
W. Springfield, MA 06089

Edward H Gilbert                     150,000           15.0%
5100 Town Center Circle
Suite 430
Boca Raton, FL 33486

Officers and Directors as a          150,000           15.0%
Group (1 person)

                         CERTAIN TRANSACTIONS

In April of 2001 we issued an aggregate of 1,000,000 shares to our founders. Our founders are Guy T. Lindley, James Young, Clara Sneath, Greg Rice, Bonnie Crum and Edward H. Gilbert. The number of shares of our common stock issued to each of our founders is identified in the section of this registration statement entitled "Security Ownership of Certain Beneficial Owners and Management. At the time of the issuance of our shares to our founders, they were of negligible value.

                         DESCRIPTION OF COMMON STOCK
Our authorized capital stock consists of 80,000,000 shares of common stock, par value $.0001 per share and 20,000,000 shares of preferred stock, par value $.0001 per share. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts, if any, as our Board of Directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, which means that the holder sof a majority of the shares voted can elect all of the directors then standing for election. Holders of the common stock are not entitled to preemptive rights, and the common stock is not subject to conversion or redemption.

Our founders, one of which is our sole director and executive officer, own all of our outstanding common stock. These stockholders can determine the outcome of stockholder votes, including votes concerning the election of directors, amendments to our charter and bylaws, and the approval of significant corporate transactions such as a merger or a sale of our assets.

In addition, their controlling influence could have the effect of delaying, deferring or preventing a change in control of our company.

Our preferred stock may be issued from time to time in one or more series, and each of such series will have distinctive serial designations is the manner determined by our Board of Directors.

Each series of preferred stock may be of such number of shares; and may have such rights and preferences, including but not limited to special voting rights, redemption rights, conversion rights, dividend rights, liquidation rights, other relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as may be stated in the resolution of our Board of Directors providing for the issuance of such preferred stock.

Control-Share Acquisitions and Affiliated Transactions

We may become subject to the control-share acquisition and affiliated transaction provisions of the Florida Business Corporation Act. Those provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer. Those provisions may also discourage bids for our common stock at a premium over the market price.

Transfer Agent

We intend to engage Florida Atlantic Stock Transfer Company, Inc., 7130 Nob Hill Road, Tamarac, FL 33321, telephone number is (954) 726-4954 as the transfer agent for our common stock.

                       SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has not been any public market for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices, if any, of our common stock and could impair our future ability to raise capital through the sale of equity securities.
In general, under Rule 144 any person who owns shares that were acquired from us at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     *    1% of the number of shares of our common stock then outstanding or

     * the average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Shares that were acquired from us at least two years prior to the proposed sale may, generally, be sold by non-affiliates without restriction. Any shares purchased by our affiliates in this offering and subsequently publicly sold by those affiliates will not be subject to the one year holding period. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Of the 1,000,000 shares of our common stock currently outstanding, approximately 1,000,000 shares may be eligible for sale in the public market sometime after April, 2002 with certain restriction and sometime after April 2003, without restriction, unless such shares are purchased or sold by our affiliates.

                             PLAN OF DISTRIBUTION

Our Offering

We are offering 1,000,000 shares on a best efforts basis. Unless we receive paid subscriptions for at least 100,000 shares by March 31, 2003,no shares will be sold and all proceeds will be returned to subscribers, without interest. If we sell at least 100,000 shares by that date, we may extend our offering until the earlier of July 31, 2003 or the time that all 1,000,000 shares are sold. The minimum purchase is 1,000 shares. There is no limit on the number of shares that may be purchased by any of our founders. Any purchases by them must be with investment intent and made on the same terms and conditions as are purchases made by public investors.
We are making the offering through our President who will not be compensated for offering the shares. Subject to the limitation described under "Use of Proceeds," we will however, reimburse him for all expenses incurred by him in connection with the offering, which we believe will be approximately $32,000. Because we are offering the shares through our President without the use of a professional securities underwriting firm, there may be less due diligence performed in conjunction with this offering than would be performed in an underwritten offering.

Prior to this offering, there has been no market for our common stock. The public offering price for the shares was determined solely by us and may be substantially higher than the prices that will prevail in the trading market, if one develops. Among the factors we considered in determining the public offering price were the absence of a record of operations, our current financial condition, our future prospects, the inexperience of our management, and the general condition of the equity securities market.
We initially intend to offer our shares in the states of Florida and New York although we may expand our offering to other states.

If a public market develops for our common stock, trading in the common stock will be subject to the requirements of applicable rules under the Securities Exchange Act of 1934 which require additional disclosure by broker-dealers in connection with any trades involving the common stock. Those rules require the delivery, prior to any transaction in the common stock, of a disclosure schedule explaining the penny stock market and associated risks, and impose various sales practice requirements on broker-dealers who sell the common stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock, which could severely limit its liquidity.

                              LEGAL PROCEEDINGS

There are no pending or threatened legal proceedings to which we are a party or of which any of our property is the subject or, to our knowledge, any proceedings contemplated by governmental authorities.

                               INDEMNIFICATION

We have agreed to indemnify our executive officers and directors to the fullest extent permitted by the Florida Business Corporation Act. The Act permits us to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) by reason of the fact that the person is or was an officer or director or is or was serving at our request as a an officer or director. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We may indemnify officers and directors in an action by us or in our right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which he actually and reasonably incurred. The indemnification provisions of the Florida Business Corporation Act are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise. Insofar as indemnification arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Edward H. Gilbert, P.A. to the extent set forth in that firm's opinion filed as an exhibit to the registration statement. Edward H. Gilbert is the sole owner of Edward H. Gilbert, P.A. Mr. Gilbert owns 150,000 of our shares and is one of our founders. Mr. Gilbert is not one of our officers nor is he a director.
                                   EXPERTS

Our financial statements as of September 30, 2002 have been included in this prospectus in reliance upon the report of Salberg & Company, P.A., independent certified public accountants, appearing elsewhere in this prospectus, and upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

We have electronically filed a registration statement on Form SB-2 with the SEC with respect to the shares of common stock to be sold in this offering. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement and other materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Upon the effectiveness of the registration statement of which this Prospectus is a part, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports and other information with the SEC.

We do not intend to furnish our stockholders with annual reports containing audited financial statements.

                            EWEBCENTRAL.NET, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                             FINANCIAL STATEMENTS

                              SEPTEMBER 30, 2002

                            EWEBCENTRAL.NET, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                                   CONTENTS

                                                       Page(s)

Independent Auditors' Report                              1

Balance Sheet                                             2

Statement of Operations                                   3

Statement of Changes in Stockholders' Deficiency          4

Statement of Cash Flows                                   5

Notes to Financial Statements                            6-11

                         Independent Auditors' Report


To the Board of Directors of:
Ewebcentral.net, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Ewebcentral.net, Inc. (a development stage company) as of September 30, 2002 and the related statements of operations, changes in stockholders' deficiency and cash flows for the year ended September 30, 2002, period from April 2, 2001 (inception) to September 30, 2001 and the period from April 2, 2001 (inception) to September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Ewebcentral.net, Inc. (a development stage company) as of September 30, 2002, and the results of its operations and its cash flows for the year ended September 30, 2002, the period from April 2, 2001 (inception) to September 30, 2001, and the period from April 2, 2001 (inception) to September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company's operating losses of $57,484, deficit accumulated during development stage of $84,306, cash used in operations of $55,750, working capital deficit of $75,081 and its status as a development stage company with no revenues raise substantial doubt about its ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SALBERG & COMPANY, P.A.
Boca Raton, Florida
December 24, 2002

                            EWEBCENTRAL.NET, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                                BALANCE SHEET

                              SEPTEMBER 30, 2002


                                    ASSETS

Assets

ASSETS

Cash                                                       $2,670

Prepaid asset                                              $1,922

Deferred offering costs                                    40,236
                                                     ------------

TOTAL CURRENT ASSETS                                      $44,828
                                                     ============

Liabilities and Stockholders' Deficiency

LIABILITIES

Accounts payable                                          $36,060

Loan payable, related party                                   750

Loan Payable, other                                         5,000

Notes payable                                              70,000

Accrued interest payable                                    8,099
                                                     ------------

TOTAL CURRENT LIABILITIES                                 119,909
                                                     ------------



Stockholders' Deficiency

Preferred stock, $0.0001 par value, 20,000,000                  -
  shares authorized, none issued and outstanding

Common stock, $0.0001 par value, 80,000,000                   100
  shares authorized, 1,000,000 shares issued and
  outstanding

Additional paid-in capital                                  9,125

Deficit accumulated during development stage             (84,306)
                                                     ------------



TOTAL STOCKHOLDERS' DEFICIENCY                           (75,081)
                                                     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY            $44,828
                                                     ============


See accompanying notes to financial statements.

                            EWEBCENTRAL.NET, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                           STATEMENT OF OPERATIONS

                               Year Ended  From April 2, 2001
                               September
                               30, 2002    (inception) to

                                           September
                                           30,
                                           20012002

OPERATING EXPENSES

Consulting                          $50,000    $25,000     $75,000

Professional Fees                       377          -         377

Bank fees                                 -         30          30

Rent                                      -        800         800
                                 ---------- ----------   ---------

TOTAL OPERATING EXPENSES             50,377     25,830      72,207
                                 ----------  ---------   ---------

Loss from Operations               (50,377)   (25,830)    (76,207)
                                 ----------  ---------   ---------

OTHER EXPENSE

Interest expense                    (7,107)      (992)     (8,099)
                                 ----------  ---------   ---------

NET LOSS                          ($57,484)  ($26,822)   ($84,306)
                                 ==========  =========  ==========

Net loss per share - basic          ($0.06)    ($0.03)     ($0.08)
and diluted                      ==========  =========  ==========

Weighted average number of        1,000,000  1,000,000   1,000,000
shares outstanding during the    ==========
period - basic and diluted


See accompanying notes to financial statements.

                            EWEBCENTRAL.NET, INC.
                        (A DEVELOPMENT STAGE COMPANY)

               STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
               FOR THE PERIOD FROM APRIL 2, 2001 (INCEPTION) TO
                              SEPTEMBER 30,2002


                Common     Common      Additional    Deficit    Subscriptions     Total
                Stock      Stock      Paid-in      Accumulated  Receivable
                                      Capital         During
                  Shares     Amount                Development
                                                   Stage

Common stock      1,000,000       $100            -            -         ($100)          -
issued to
founders

Accounting                -          -          725            -              -        725
expense paid
by President

Rent                      -          -          800            -              -        800
contributed

Net loss from             -          -            -     (26,822)              -   (26,822)
April 2, 2001     ---------  ---------   ----------  -----------   ------------   --------
(inception) to
September 30,
2001

Balance,
September 30,     1,000,000        100        1,525     (26,822)          (100)   (25,297)
2001

Payment on                -          -            -            -            100        100
Subscription

Contributed
capital,                  -          -        7,650            -              -      7,600
related party

Net Loss, 2002            -          -            -     (57,484)              -   (57,484)
                  ---------  ---------   ----------   ----------    -----------  ---------

BALANCE,          1,000,000        100        9,125     (84,306)              -   (75,081)
SEPTEMBER 30,     =========  =========   ==========  ===========   ============   ========
2002



See accompanying notes to financial statements.

                            EWEBCENTRAL.NET, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                           STATEMENT OF CASH FLOWS


                          Year Ended    From April 2, 2001
                          September
                          30, 2002      (inception) to

                                        September
                                        30,
                                        20012002

CASH FLOWS FROM
OPERATING ACTIVITIES:

Net loss                  $(57,484)     $(26,822)      ($84,306)

Adjustments to reconcile
net loss to net cash
used in operating
activities:

Accounting expense paid   -             725                  725
by President

Rent contributed          -             800                  800

Changes in operating
assets and liabilities:

Increase (decrease) in:

Prepaid Asset             (1,922)       -                (1,922)

Deferred offering costs   (7,951)       (32,285)        (40,236)

Increase (decrease) in:

Accounts payable          4,500         31,560            36,060

Accrued interest payable  7,107         992                8,099
                                                      ----------

NET CASH USED IN          (55,750)      (25,030)        (80,780)
OPERATING ACTIVITIES:                                 ----------



CASH FLOWS FROM
FINANCING ACTIVITIES:

Proceeds from notes       40,000        30,000            70,000
payable                                               ----------

Contributed capital,      7,600         -                  7,600
related party

Proceeds from loan        5,000         -                  5,000
payable, other

Proceeds from loan        750           -                    750
payable, related party

Payment on stock          100           -                    100
subscriptions

NET CASH PROVIDED BY      53,450        30,000            83,450
FINANCING ACTIVITIES:                                 ----------



Net increase (decrease)   (2,300)       4,970              2,670
in cash



CASH AT BEGINNING OF      4,970         -                      -
PERIOD:                                               ----------



CASH AT END OF PERIOD:    2,670         4,970             $2,670
                          ============  ==========    ==========

Supplemental Schedule of Non-Cash Investing and Financing Activities:

At inception, the Company issued 1,000,000 common shares valued at $100 to founders for subscriptions receivable. The subscription was paid in December 2001. (See Note 6).

See accompanying notes to financial statements.

                            EWEBCENTRAL.NET, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS
                              SEPTEMBER 30,2002


Note 1   Significant Accounting Policies

(A) Organization and Nature of Business
Ewebcentral.net, Inc. (a development stage company) (the "Company") was incorporated in Florida on April 2, 2001, and has elected a fiscal year end of September 30.

The Company plans to design, implement, and maintain an online employer/employee information service network.
Activities during the development stage include developing the corporate infrastructure and business plan and raising capital.

(B) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For the purposes of the cash flow statement, the Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

(D) Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. At September 30, 2002, the Company did not have any deposits in excess of federally insured limits. The Company has not experienced any losses in such accounts through September 30, 2002.

(E) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

(F) Net Loss Per Common Share

Basic net income per common share (Basic EPS) excludes dilution and is computed by dividing net loss available to common stockholder by the weighted-average number of common shares outstanding for the period.
Diluted net loss per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. At September 30, 2002, there were no common stock equivalents outstanding, which may dilute future earnings per share.

(G) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.
The carrying amounts of the Company's short-term financial instruments, including accrued liabilities and notes payable, approximate fair value due to the relatively short period to maturity for these instruments.

(H) New Accounting Pronouncements

Statement No. 141 "Business Combinations" ("SFAS 141") establishes revised standards for accounting for business combinations. Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company's financial position, results of operations or liquidity.

Statement No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounted for subsequent to their initial recognition. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. This statement is effective for all fiscal years beginning after December 15, 2001. The implementation of SFAS 142 on January 1, 2002 did not have a material effect on the Company's financial position, results of operations or liquidity.

Statement No. 143, Statement No. 143, "Accounting for Asset Retirement Obligations," ("SFAS 143") requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS 143 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.
Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144")supercedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS 144 also supercedes the provisions of APB 30, "Reporting the Results of Operations," pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary.
This statement is effective for all fiscal years beginning after December 15, 2001. The implementation of SFAS 144 on January 1, 2002 did not have a material effect on the Company's financial position, results of operations or liquidity.

Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," ("SFAS 145") updates, clarifies, and simplifies existing accounting pronouncements.

Statement No. 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Opinion 30 will now be used to classify those gains and losses.

Statement 64 amended Statement 4, and is no longer necessary because Statement 4 has been rescinded. Statement 44 was issued to establish accounting requirements for the effects of transition to the provisions of the motor Carrier Act of 1980. Because the transition has been completed, Statement 44 is no longer necessary. Statement 145 amends Statement 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with FASB's goal requiring similar accounting treatment for transactions that have similar economic effects. This statement is effective for fiscal years beginning after May 15, 2002. The adoption of SFAS 145 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

Statement No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146") addresses the recognition, measurement, and reporting of cost that are associated with exit and disposal activities that are currently accounted for pursuant to the guidelines set forth in EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Cost Incurred in a Restructuring)," cost related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated nullifying the guidance under EITF 94-3. Under SFAS 146, the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS 146 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

Note 2 Deferred Offering Costs

The Company capitalizes direct costs of its offering as incurred and charges the cost to additional paid-in capital upon completion of its offering. Direct costs include primarily legal, accounting, and audit fees. At September 30, 2002, no funds have been raised under the Company's most recent Form SB-2 offering.

Note 3 Loan Payable

(A) Related Party
During the year ended September 30, 2002, the Company's President advanced $750 to pay corporate expenses on behalf of the Company. The loan is non-interest nearing, unsecured, and due on demand. (See Note 7).

(B) Other

On September 5, 2002, the Company received $5,000 from an unrelated individual to pay corporate expenses on behalf of the Company. The loan is unsecured, due on demand and bears interest equivalent to the prime interest rate of 4.75% based on the date of the loan.

Note 4   Notes Payable and Accrued Interest

The Company executed 14 unsecured promissory notes with one lender, Longview Partners Group, Inc., for $5,000 each at April 19, 2001, May 21, 2001, June 13, 2001, July 20, 2001, August 22, 2001, September 29, 2001, November 14,
2001, December 18, 2001, January 23, 2002, March 1, 2002, April 15, 2002,
May 15, 2002, July 5, 2002 and August 7, 2002. Each note has a term of two years unless demand is made one year from date of issuance. At the time of demand, all unpaid principal and interest shall become due and payable. Accordingly, the notes are considered current liabilities at September 30, 2002. The notes bear interest at 14% with a default penalty within 5 days of the due date of 5% of the amount due. Accrued interest was $8,099 at September 30, 2002.

On November 18, 2002, the Company executed one additional promissory note with the same lender for $5,000 under the same terms stated above. (See Note
10).

Note 5   Commitments

The Company entered into an automatic renewable one-year consulting agreement effective April 3, 2001 whereby the consultant will provide corporate development services for cash compensation of $50,000 per year payable in 24 bi-weekly installments. During fiscal 2002 and 2001, the Company incurred and paid $50,000 and $25,000, respectively, to the consultant for services rendered.

Effective November 1, 2002, the Company changed the terms of its existing corporate consulting agreement. Under the new terms of the agreement, the consultant would be paid at the rate of $2,500 per month, and the agreement will continue on a month-to-month basis. (See Note 10).
Note 6   Stockholders' Deficiency

The Company issued 1,000,000 common shares to its founders for $0.0001 per share at inception. The $100 value is recorded as a subscription receivable at September 30, 2001. (See Note 7).

At September 30, 2002 and 2001, the President paid $7,600 and $725, respectively, in corporate expenses, which was treated as contributed capital. (See Note 7).

At September 30, 2001, an affiliate contributed the use of the office space valued at $800, which was treated as contributed capital. (See Note 7).
On October 29, 2002, the President paid $1,550 in corporate expenses which is treated as contributed capital. (See Notes 7 and 10).

Note 7 Related Party Transactions

During the year ended September 30, 2002, the Company's President advanced $750 to pay corporate expenses on behalf of the Company. (See Note 3 (A)). The Company issued 1,000,000 common shares to its founders for $0.0001 per share at inception having a fair value of $100. (See Note 6).

At September 30, 2002 and 2001, the President paid $7,600 and $725, respectively, in corporate expenses. (See Note 6).

At September 30, 2001, an affiliate contributed the use of the office space valued at $800. (See Note 6).

On October 29, 2002, the President paid $1,550 in corporate expenses, which was treated as contributed capital. (See Notes 6 and 10).

Note 8 Income Taxes

There was no income tax expense for the periods ended September 30, 2002 and April 2, 2001 (inception) to September 30, 2001 due to the Company's net losses.

The Company's tax expense (benefit) differs from the "expected" tax expense (benefit) for the period ended September 30, 2002, and April 2, 2001 (inception) to September 30, 2001 (computed by applying the Federal Corporate tax rate of 34% to loss before taxes), as follows:

                              2002                         $2,001

Computed "expected" tax       ($19,545)                  ($9,119)
expense (benefit)

Effect of net operating       19,545                        9,119
losses                        -------------          ------------





                              $-                              $ -
                              =============          ============

The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at September 30, 2002 and the period from April 2, 2001 (inception) to September 30, 2001 are as follows:

Deferred tax assets:        2002                             2001


Net operating loss          $28,664                        $9,119
carryforward                ------------             ------------

Total gross deferred tax    28,664                          9,119
assets

Less valuation allowance    (28,664)                      (9,119)
                            ----------               ------------

Net deferred tax assets     $-                                $ -
                            =============            ============

The Company has a net operating loss carryforward of approximately $84,306 available to offset future taxable income through 2022.

Note 9   Going Concern

As reflected in the accompanying financial statements, the Company has operating losses of $57,484, a deficit accumulated during the development stage of $84,306; cash used in operations of $55,750, a working capital deficit of $75,081, and is a development stage company with no revenues.
The ability of the Company to continue as a going concern is dependent on the Company's ability to further implement its business plan, raise capital, and generate revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company is planning an offering to raise up to $1,000,000 at $1.00 per share to provide the resources to implement its business plan. Management believes that the actions presently being taken to raise capital, implement its business plan, and generate revenues provide the opportunity for the Company to continue as a going concern.

Note 10   Subsequent Events

On October 29, 2002, the President paid $1,550 in corporate expenses which is treated as contributed capital. (See Notes 6 and 7).

Effective November 1, 2002, the Company changed the terms of its existing corporate consulting agreement. (See Note 5).

On November 18, 2002, the Company executed an additional promissory not with the same lender for $5,000. (See Note 4).

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by Ewebcentral.net, Inc. Neither the delivery of this prospectus nor any sale made will, under any circumstances, create any implication that there has been no change in the affairs of Ewebcentral.net, Inc. since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                           -----------------------

                              TABLE OF CONTENTS

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .15

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

MANAGEMENT'S PLAN OF OPERATION . . . . . . . . . . . . . . . . . . . . . . .19

PROPOSED BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40

CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

DESCRIPTION OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . .41

SHARES ELIGIBLE FOR FUTURE SALE. . . . . . . . . . . . . . . . . . . . . . .42

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .43

LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44

INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .46

REPORT OF INDEPENDENT AUDITOR. . . . . . . . . . . . . . . . . . . . . . . .50


                           ------------------------


Until                , 2003 (90 days after the date of this prospectus), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            EWEBCENTRAL.NET, INC.

                                 COMMON STOCK
                           ------------------------

                                  PROSPECTUS
                           ------------------------

                                    , 2003


                                   PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the SEC registration fee are estimates.

                     ITEM                            AMOUNT

SEC registration fee                                       $239.00

Printing                                                 $1,000.00

Legal fees and expenses                                 $25,000.00

Accounting and auditing fees and expenses                $4,000.00

Blue sky fees and expenses                                 $500.00

Transfer agent fees                                      $1,000.00

Miscellaneous                                              $261.00



TOTAL                                                   $32,000.00

ITEM 25.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant had agreed to indemnify its executive officers and directors the fullest extent permitted by the Florida Business Corporation Act. That Act permits the Registrant to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Registrant or in its right) by reason of the fact that the person is or was an officer or director or is or was serving our request as a an officer or director. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Registrant may indemnify officers and directors in an action by the Registrant or in its right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the Registrant. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the Registrant must indemnify such person against the expenses which such person actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under a our bylaws, by agreement, vote, or otherwise.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     (a) In April of 2001, the Registrant issued 1,000,000 shares of common stock to its six founders for an aggregate of $100.
     (b)  There were no principal underwriters.
     (c) The aggregate consideration for the securities referred to in subparagraph was $100.
     (d) The Registrant claimed exemption from the registration provisions of the Securities Act of 1933 with respect to the securities pursuant to Section 4(2) thereof inasmuch as no public offering was involved.

ITEM 27.  EXHIBITS.

      3.01     Articles of Incorporation.*
      3.03     Bylaws.*
      4.01     Form of Specimen Stock Certificate for the Registrant's
               Common Stock.**
      5.01 Opinion of Edward H. Gilbert, P.A. regarding legality of securities being registered.**
     10.01     Consulting Agreement**
     23.01     Consent of Edward H. Gilbert, P.A. (included in Exhibit 5.01).
     23.02     Consent of Salberg & Company, P.A.***
____________________
*Filed as part of the Registration Statement on Form SB-2
**Filed as part of Amendment 1 to Registration Statement on Form SB-2 ***Filed herewith

ITEM 28.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton, State of Florida, on the 8th day of January, 2003.

                                Ewebcentral.net., Inc.

                                /s/ Guy T. Lindley
                                ----------------------------------
                                By: Guy T. Lindley, President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Date: January 8, 2003           /s/ Guy T. Lindley
                                ---------------------------------
                                By: Guy T. Lindley, principal executive
                                officer

Date: January 8, 2003           /s/ Guy T. Lindley
                                ---------------------------------
                                By: Guy T. Lindley, principal accounting
                                officer

Date: January 8, 2003           /s/ Guy T. Lindley
                                ---------------------------------
                                By: Guy T. Lindley, sole director